Exhibit 99.1

China XD Plastics Announces Second Quarter 2010 Results

•	Revenue grew 94.3% to $62.0 million
•	Adjusted net income* increased 183.7% to $11.4 million

HARBIN, China, August 9, 2010 - China XD Plastics Company Limited ("China XD Plastics" or the "Company"), (NasdaqGM: CXDC), a leading Chinese developer, manufacturer, and distributor of modified plastics primarily for use in the automotive applications in China, today announced financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights

•	Revenue was a record $62.0 million, an increase of 94.3% from the second quarter of 2009

•	Gross profit was $14.8 million, an increase of 122.0% from the second quarter of 2009

•	Gross profit margin was 23.9%, compared to 20.9% in the second quarter of 2009

•	Net income (loss) attributable to common shareholders was ($3.1) million, ($0.07) per fully diluted share

•	Adjusted net income was $11.4 million or $0.26 per fully diluted share

•	Total volume shipped was 29,000 metric tons, up 101.3% from 14,404 metric tons in the second quarter of 2009

Mr. Jie Han, Chairman and Chief Executive Officer of China XD Plastics commented, “We are pleased to report another quarter of strong revenue growth supported by continuing vehicle demand in China. Throughout the quarter, we continued to execute on our strategic and tactical initiatives, as highlighted by our exclusive product development agreement with Hafei Dongyang which extends our position in the growing electric vehicle market in China. Total volume shipped continued to increase, reaching 29,000 metric tons for the quarter.  Our financial position remains robust, and we further strengthened our cash position as a result of efficient management of our working capital. We enter the second half of the year well positioned to extend our market leading position, supported by the strong fundamental growth drivers in our end markets and our ability to continue to execute on our growth strategy.”

Second Quarter 2010 Results

Revenue for the second quarter of 2010 increased 94.3% to $62.0 million, compared to $31.9 million in the same period of 2009. The increase in revenue is primarily attributable to the increased sales volume driven by the strong demand for the Company’s automotive modified plastic products supported by continued growth in automotive production and consumption in China.

* Adjusted net income excludes non-cash charges associated with stock based compensation, change in fair value of derivative liability and preferred dividend. For a detailed reconciliation of adjusted net income, a non-GAAP measure, to net income, please see the financial tables at the end of this release.

Gross profit for the second quarter of 2010 was $14.8 million, up 122.0% from $6.7 million in the second quarter of 2009. Gross margin was 23.9% compared to 20.9% in the same period a year ago and 23.8% in the first quarter of 2010. The year-over-year increase in gross margin was due to higher value product mix as a result of the Company’s successful research, development and marketing efforts.

Selling expenses for the second quarter of 2010 were $121,826, up 101.1% from $60,593 in the same period last year. As a percentage of revenue, selling expenses remained 0.2% of sales for the second quarter of 2010 and 2009. General and administrative (G&A) expenses were $14.8 million, as compared to $4.2 million for the same period of last year. The increase in G&A expenses was mainly attributed to a non-cash expense in connection with the option arrangement between two major shareholders amounting to $13.4 million. Research and Development (“R&D”) expenses were $1.8 million, or 3.0% of total revenue, compared to $0.2 million, or 0.7% of total revenue, in the same period last year.  The increase in research and development expenses was associated with the Company’s on-going R&D efforts to launch new products and to obtain new product certifications.

Operating loss for the second quarter of 2010 was $2.0 million, compared to an operating income of $2.2 million in the same period a year ago.

Other expense in the second quarter of 2010 was $952,243, including $277,264 of interest expense and a non-cash expense of $712,768 to account for the change in fair value of warrants and derivative liabilities in connection with the preferred stock issued in the private placement financing which closed in December of 2009. Other expense in the second quarter of 2009 was $283,811.

EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) for the second quarter of 2010 was $12.7 million, a significant increase from $6.2 million in the second quarter of 2009. For a detailed reconciliation of adjusted EBITDA, a Non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

Net loss for the second quarter of 2010 was $3.0 million, compared to net income of $1.9 million for the same period a year ago.

In connection with the private placement of series C preferred stock in the first quarter of 2010, the Company recorded a dividend of $162,421 for the series C preferred stock.

Net loss attributable to common shareholders for the second quarter of 2010 was $3.1 million. Loss per share attributable to common shareholders was $0.07 and $0.07 per basic and fully diluted share, respectively.

Adjusted net income, excluding non-cash charges associated with stock based compensation, change in fair value of derivative liability and preferred dividend was $11.4 million, or $0.26 per basic and per fully diluted share. For a detailed reconciliation of adjusted net income, a non-GAAP measure, to net income, please see the financial tables at the end of this release.

Financial Condition

As of June 30, 2010, China XD Plastics had $21.6 million in cash and cash equivalents, $50.6 million in working capital and a current ratio of 2.0. Shareholder’s equity as of June 30, 2010 was $73.6 million compared to $21.5 million at the end of 2009.

Recent Events

On May 28, 2010, the Company announced the establishment of a new Research Center in Harbin to provide technical support for the Company's recently expanded modified plastic production base of 100,000 tons, as well as to enhance its research and development capabilities for modified plastics in new applications, such as new energy vehicles, by increasing the number of R&D personnel, the amount of equipment, and by expanding the facility infrastructure.

On June 24, 2010, China XD Plastics announced that it would be included in the broad-market Russell Global Index when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 25, 2010.

On July 20, 2010, China XD Plastics announced that it had hired Taylor Rafferty, LLC, a leading investor relations advisory agency, to assist in its plan to enhance its market profile and further consolidate its position as the leading manufacturer of modified plastics for automotive applications in China.

On July 21, 2010, China XD Plastics announced that as part of an exclusive product development agreement, it delivered to Hafei Dongyang ("HD"), one of the leading automotive parts suppliers in Northeast China, three tons of specialized plastic compounds to be used in the battery casing during a pilot production for electric vehicles. In addition, China XD Plastics will have the opportunity to receive additional exclusive product development rights for a period of five years upon the successful design of new specialized plastic products to be used in HD's plastics parts in electric vehicles.

Business Outlook and Guidance

As announced on July 22, 2010, in light of the continued favorable trends in the Chinese automotive industries, a healthy macroeconomic environment and the continued execution of its growth strategy, the Company updated its revenue and non-GAAP adjusted net income guidance for the fiscal year ended December 31, 2010 from what was previously announced in April 2010. The Company now expects its 2010 revenue to be in the range of $185 million and $215 million and it expects its 2010 non-GAAP adjusted net income to be in the range of $30 million and $33 million, excluding any non-cash charges related to the change in fair value of the existing derivative liabilities and stock-based compensation. The Company had previously expected its 2010 revenue to be in the range of $170 million and $200 million and it had expected its 2010 non-GAAP adjusted net income to be in the range of $27 million and $30 million.

Conference Call

China XD Plastics will host a conference call at 8:00 a.m. ET on Tuesday, August 10, 2010, to discuss the second quarter 2010 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-353-4923. International callers should dial +1-702-894-2405. The pass code for the call is 92695175. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on August 10, 2010 at 11:00 a.m. ET. To access the replay, dial 1-800-642-1687. International callers should dial +1-706-645-9291. The conference pass code is 92695175.

The call will be broadcast live over the internet and can be accessed at http://webcast.mz-ir.com/publico.aspx?codplataforma=2117. The webcast will be available for replay in the IR section of the Company’s website at http://www.chinaxd.net for 90 days.

About China XD Plastics Company Ltd.

China XD Plastics Company Ltd., through its wholly owned subsidiary, Harbin Xinda Macromolecule Material ("Xinda"), develops, manufactures, and distributes modified plastics, primarily for automotive applications. The Company's specialized plastics are used in the exterior and interior trim and in the functional components of more than 30 automobile brands manufactured in China including Audi, Red Flag, Volkswagen and Mazda. The Company’s wholly-owned research institute is dedicated to the research and development of modified plastics, and benefits from the cooperation with well-known scientists from prestigious universities in China. At present, 159 of Xinda’s products have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the Company’s ability to successfully expand its production capacity; the future trading of the common stock of the Company; the Company’s ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website  at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:
China XD Plastics Company Ltd. Mr. Taylor Zhang, CFO Phone: +1-212-747-1118 (New York) Mr. Allan Lao, IR Manager Phone: +86-451-84346600 (Harbin) Email: cxdc@chinaxd.net	Taylor Rafferty (US): Mahmoud Siddig, Director +1-212-889-4350 ChinaXD@Taylor-Rafferty.com

-Financial Tables Follow-

CHINA XD PLASTICS COMPANY LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,
	2010	2009
		(Restated-Note 21)

Sales	$62,010,671	$31,912,267

Cost of sales	(47,206,057)	(25,243,756)

Gross profit	14,804,614	6,668,511

Operating expenses
Research and development expenses	1,839,016	208,818
Selling expenses	121,826	60,593
General and administrative expenses	14,803,282	4,180,511
Total operating expenses	16,764,124	4,449,922

Operating income (loss)	(1,959,510)	2,218,589

Other income (expenses)
Interest income (expenses)	(277,264)	(337,113)
Other income	39,050	62,654
Other expense	(1,261)	(9,352)
Changes in fair value of warrants and embedded derivatives	(712,768)	-
Total other income (expense)	(952,243)	(283,811)

Income (loss) before income taxes	(2,911,753)	1,934,778

Provision for income taxes	(44,619)	(3,775)

Net income (loss)	$(2,956,372)	$1,931,003

Other comprehensive income (loss)
Foreign currency translation adjustment	527,865	10,220

Comprehensive income (loss)	$(2,428,507)	$1,941,223

Net income (loss)	$(2,956,372)	$1,931,003

Dividend to Series C preferred stockholders	$(162,421)	$-

Net income (loss) attributable to common shareholders		1,931,003

Basic and diluted earnings (loss) per common share
Basic	$(0.07)	$0.06
Diluted	$(0.07)	$0.05

Weighted average common share outstanding
Basic	44,135,396	31,167,002
Diluted	44,561,145	39,552,722

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

GAAP results for the three months ended June 30, 2010 and 2009 include non-cash charges.  To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of those items in this release. The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

	Three Months Ended June 30,
	2010	2009
Adjusted Net Income - Non GAAP	11,395,440	4,016,644
Change in fair value of warrants and derivative liabilities	712,768	-
Non-Cash Stock-based compensation	445,633	434,093
Option Arrangement Between Shareholders	13,355,832	-
Dividends (series C preferred stock)	(162,421)	-
Net Income - GAAP	(2,956,372)	1,931,003

Weighted average number of shares outstanding:
Basic	44,135,396	31,167,002
Diluted	44,561,145	39,552,722
EPS:
Basic	0.26	0.13
Diluted	0.26	0.10

Reconciliation of Net Income to Adjusted EBITDA

Adjusted EBITDA is a financial measure that is not defined by US GAAP. Adjusted EBITDA was derived by calculating earnings before interest, taxes, depreciation, stock-based compensation and amortization. The Company’s management believes that the presentation of Adjusted EBITDA provides useful information regarding China XD Plastics’ results of operations because it assists in analyzing and benchmarking the performance and value of China XD Plastics’ business. The Company’s calculation of Adjusted EBITDA may not be consistent with similarly titled measures of other companies.  The table below provides a reconciliation of EBITDA to net income, the most comparable GAAP measure.

	CHINA XD PLASTICS COMPANY LIMITED
	Reconciliation of Net Income to EBITDA
	(Amounts expressed in United States dollars)
	Three Months Ended
	June 30,
	2010	2009

Net Income	$(2,956,372)	$1,931,003
Interest Expense	277,264	337,113
Provision for Income Taxes	44,619	3,775
Stock-based compensation	445,633	434,093
Option arrangement between shareholders	13,355,832	3,065,388
Change in fair value of warrants and derivative liabilities	712,768	-
Depreciation and amortization	824,156	453,236
EBITDA	$12,703,900	$6,224,608

CHINA XD PLASTICS COMPANY LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$21,632,675	$6,850,784
Restricted cash	8,847,678	-
Notes receivable	299,346	407,487
Accounts receivable - net of allowance for doubtful receivables of
$167,212 and $166,095, respectively	18,689,000	8,558,172
Prepaid expenses and other receivables	55,665	253,172
Inventories	25,793,893	18,371,485
Due from related parties	1,057	-
Advances to employees	326,602	512,745
Advances to suppliers	23,839,891	20,245,861
Taxes receivable	573,877	406,755

Total current assets	100,059,684	55,606,461

Property, plant and equipment, net	29,584,777	31,083,389

Other assets:
Intangible asset, net	240,766	241,945

Total assets	$129,885,227	$86,931,795

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term loans	$20,644,583	$21,678,565
Bank acceptance notes payable	5,898,452	-
Accounts payable	9,887,789	1,258,459
Other payables	3,484,113	714,504
Accrued expenses	217,268	648,358
Taxes payable	635	4,134
Due to related parties	658,005	148,397
Deferred revenue	7,727,266	300,296
Dividends payable	966,964	77,396

Total current liabilities	49,485,075	24,830,109
Other liabilities
Common stock warrant purchase liabilities	6,784,229	7,892,513
Embedded conversion feature liabilities	2,065	18,798,059

Total other liabilities	6,786,294	26,690,572

Total liabilities	56,271,369	51,520,681

Series C convertible redeemable preferred stock: 15,186 and 15,188 shares issued and outstanding
as of June 30, 2010 and December 31, 2009, respectively	1,829	13,891,477

Commitments and contingencies

Stockholders' equity

Series B Preferred Stock, $0.0001 par value, 50,000,000 shares authorized,
1,000,000 shares issued and outstanding as of June 30, 2010 and December 31, 2009	100	100
Common Stock, $0.0001 par value, 500,000,000 shares authorized, 44,195,177 and 40,867,050
shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	4,419	4,087
Additional paid-in-capital	59,427,516	15,360,949
Retained earnings	9,640,604	2,160,621
Statutory surplus reserve fund	2,471,007	2,471,007
Accumulated other comprehensive income	2,068,383	1,522,873

Total stockholders' equity	73,612,029	21,519,637

Total liabilities and stockholders' equity	$129,885,227	$86,931,795

CHINA XD PLASTICS COMPANY LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Six Months ended
	June 30,
	2010	2009
		(Restated -Note 21)
Cash flows from operating activities
Net income	$10,125,984	$5,947,645
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation & amortization	1,654,318	899,126
Stock-based compensation expense	14,546,859	3,499,481
Change in fair value of warrants and derivative liabilities	(4,408,886)	-
Gain on disposals of property, plant and equipment	(24,210)	-
Changes in assets and liabilities:
(Increase) decrease in -
Restricted cash	(8,790,261)	(263,424)
Notes receivables	110,160	249,185
Accounts receivable and other receivables	(9,796,539)	1,371,850
Prepaid expenses	27,398	(702)
Inventories	(7,251,562)	(2,448,993)
Advances to employees	147,178	87,148
Advances to suppliers	(3,435,512)	(1,398,493)
Taxes receivable	(163,321)	-
Deferred charge	-	(47,560)
Increase (decrease) in -
Accounts payable and other payables	10,949,088	(52,123)
Due to an employee	360,000	-
Accrued expenses	(433,007)	(810,573)
Tax payable	1,967	(192,399)
Deferred revenue	7,376,768	(2,847,892)

Net cash provided by operating activities	10,996,422	3,992,276

Cash flows from investing activities
Purchase of property, plant and equipment	(255,188)	(711,153)
Proceeds from sales of property, plant and equipment	324,014	-

Net cash provided by (used in) investing activities	68,826	(711,153)

Cash flows from financing activities
Dividends paid	(1,621,433)	-
Repayment of short term loans	(1,172,035)	(292,694)
Proceeds from bank acceptance notes	5,860,174	1,756,161
Repayment to related parties	(556)	(7,141,606)
Proceeds from related parties	508,289	-

Net cash provided by (used in) financing activities	3,574,439	(5,678,139)

Effect of exchange rate changes on cash and cash equivalents	142,204	(5,385)

Net increase (decrease) in cash and cash equivalents	14,781,891	(2,402,401)

Cash and cash equivalents, beginning of period	6,850,784	3,869,035

Cash and cash equivalents, end of period	$21,632,675	$1,466,634

Supplemental disclosures of cash flow information:

Interest paid	$664,519	$692,726
Income taxes paid	$88,981	$-

Non-cash investing and financing activities:
Embedded conversion feature reclassified to equity upon conversion	$15,495,392	$-
Common stock issued for preferred stock	$13,889,648	$-
Warrants issued for consulting service	$-	$46,260
Stock options granted to a director	$13,355,832	$3,065,388
Common stock issued for services	$1,191,027	$790,833